Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 9, 2017

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue, Suite 150

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel to Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of $700,000,000 aggregate principal amount of its 4.400% Senior Notes due 2027 (the “Notes”) pursuant to that certain Underwriting Agreement dated March 6, 2017 (the “Underwriting Agreement”) by and among the Partnership and Citigroup Global Markets Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC as representatives of the several underwriters named on Schedule II therein.

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”) dated as of May 27, 2014, by and between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture thereto dated March 9, 2017 (the Base Indenture, as so supplemented, the “Indenture”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof; (ii) the Third Amended and Restated Limited Liability Company Agreement of Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof; (iii) the registration statement on Form S-3 (Registration No. 333-204002) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (iv) the prospectus included in the Registration Statement dated May 8, 2015 (the “Base Prospectus”); (v) the prospectus supplement to the Base Prospectus dated March 6, 2017 (together with the Base Prospectus, the “Prospectus”); (vi) the Indenture; (vii) the Underwriting Agreement; (viii) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”); and (ix) the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or appropriate for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that any certificates representing the Notes will be duly executed and delivered by the Trustee.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership, and the Notes will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The foregoing opinion is limited in all respects to matters of the relevant law of the State of New York, the Delaware LP Act and the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.